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Exhibit 21.1

Mountain Valley Spring Company
Subsidiaries

Subsidiary	State of Incorporation/Formation
Mountain Valley Spring Company, LLC	Arkansas

Mountain Valley Spring Company, LLC
Subsidiaries

Subsidiary	State of Incorporation/Formation
Mountain Valley Logistics, LLC	Arkansas
Veriplas Containers II, LLC	Arkansas

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  Exhibit 21.1
Mountain Valley Spring Company Subsidiaries
Mountain Valley Spring Company, LLC Subsidiaries